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Exhibit (a)(1)(Y)

[ZORAN LOGO]

Individual Statement of Options

Revised Example Break-Even Share Price

[FNAME] [LNAME]
ID:                    [ID]                 Location:      [LOC]

Your Eligible Stock Options

        Below is a summary of your eligible stock options, the associated exchange ratio for each option, the number of RSRs you would be granted in the exchange, the total vesting period of the RSRs, an example value of those RSRs, and a revised example "Break-Even" share price.

Option Number	Option Exercise Price	Option Grant Date	Option Expiration Date	Unexercised Option Shares	Exchange Ratio[1]	Number of RSRs Granted in Exchange[2]	New RSR Vesting Period (years)	Example Valuation[3] of RSRs Granted	Example "Break-Even" Share Price[4]
[grant1]	[optpr1]	[optdate1]	[expdate1]	[sh_out1]	[ratio1]	[rsu1]	[vest1]	[rsuval1]	[be1]
[grant2]	[optpr2]	[optdate2]	[expdate2]	[sh_out2]	[ratio2]	[rsu2]	[vest2]	[rsuval2]	[be2]
[grant3]	[optpr3]	[optdate3]	[expdate3]	[sh_out3]	[ratio3]	[rsu3]	[vest3]	[rsuval3]	[be3]
[grant4]	[optpr4]	[optdate4]	[expdate4]	[sh_out4]	[ratio4]	[rsu4]	[vest4]	[rsuval4]	[be4]
[grant5]	[optpr5]	[optdate5]	[expdate5]	[sh_out5]	[ratio5]	[rsu5]	[vest5]	[rsuval5]	[be5]
[grant6]	[optpr6]	[optdate6]	[expdate6]	[sh_out6]	[ratio6]	[rsu6]	[vest6]	[rsuval6]	[be6]

The ratio of eligible option shares to be canceled to RSRs to be granted. This ratio will generally range from 4:1 to 8:1.

The number of RSRs that would be granted in exchange for each outstanding option award.

3
U.S. dollar value calculated based on an assumed Zoran Corporation common stock price of $17.00 per share.

The price that Zoran common shares would need to reach by the option expiration date to result in an option profit equal to the value, on the option expiration date, of the RSRs that you would receive in exchange for the outstanding stock option award.

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  Exhibit (a)(1)(Y)
Individual Statement of Options Revised Example Break-Even Share Price